Exhibit 99.1

Aerosonic Reports Third Quarter Results

CLEARWATER, Fla. – December 14, 2009 – Aerosonic Corporation (NYSE AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its quarterly report on Form 10-Q for the quarter ended October 30, 2009, with the United States Securities and Exchange Commission.

	Three Months Ended (Unaudited)		Nine Months Ended (Unaudited)
	October 30, 2009	October 31, 2008	October 30, 2009	October 31, 2008
Sales, net	$7,537,000	$2,915,000	$24,425,000	$15,528,000
Gross profit (loss)	2,672,000	(96,000)	9,145,000	3,347,000
Operating income (loss)	918,000	(1,853,000)	3,663,000	(2,339,000)
Net income (loss)	728,000	(992,000)	2,659,000	$(1,462,000)
Earnings (loss) per share
Basic	$0.20	$(0.28)	$0.72	$(0.41)
Diluted	$0.18	$(0.28)	$0.69	$(0.41)

Net sales for the third quarter of fiscal year 2010 increased $4,622,000, or 159%, to $7,537,000 when compared to $2,915,000 for the third quarter of fiscal year 2009. On a year to date basis, net sales were $24,425,000 during the first nine months of fiscal year 2010, an increase of $8,897,000, or 57%, when compared to $15,528,000 for the first nine months of fiscal year 2009. The increase in net sales for the third quarter of fiscal year 2010, when compared to the third quarter of fiscal year 2009, was the result of net sales returning to normal levels as compared to lower net sales in the prior period due primarily to the business interruption caused by the August 2008 fire. The increase in net sales for the third quarter of fiscal year 2010 and on a year to date basis was also attributable to increased productivity across several product lines, including our transmitter product line. During fiscal year 2010 we were successful in stabilizing manufacturing processes and improving upon critical manufacturing and planning processes.

Gross profit increased from (3%) for the third quarter of fiscal year 2009 to 35% for the third quarter of fiscal year 2010. On a year to date basis, gross profit increased from 22% for the first nine months of fiscal year 2009 to 37% for the first nine months of fiscal year 2010. During the comparable periods in fiscal 2009, the gross profit performance was negatively and significantly impacted by the effects of the fire in August 2008. The significant improvements in gross profit performance in fiscal 2010, both in the third quarter and year to date are due to the improvement in operational performance across several product lines and focused production in the transmitter product line.

The Company reported net income for the three months ended October 30, 2009 of approximately $728,000, or $0.20 basic and $0.18 diluted earnings per share, versus a net loss of approximately ($992,000), or ($0.28) basic and diluted loss per share for the quarter ended October 31, 2008. For the nine months ended October 30, 2009, the Company reported net income of approximately $2,659,000, or $0.72 basic and $0.69 diluted earnings per share, versus a net loss of approximately ($1,462,000), or ($0.41) basic and diluted loss per share for the nine months ended October 31, 2008.

“As we work our way through fiscal 2010, our focus has evolved from delivering products delayed by last year’s fire to managing our business through the challenges of the current economy. Overall we have made excellent progress in our operational and financial performance. We have now repaid more than 85% of the almost five million dollars advanced to us by our customers post fire. We have also made great strides in our operational effectiveness, enabling the Company to continue investing in its technical capabilities and new product offerings in support of an eventual aviation market turnaround,” stated Doug Hillman, Aerosonic’s CEO.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations of the Company include Clearwater, Florida and Charlottesville, Virginia. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute “forward-looking” statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking” statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company’s operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company’s business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.

Contact:

Kevin J. Purcell

727-461-3000